Exhibit 99.1


FOR IMMEDIATE RELEASE:

THE TOWN AND COUNTRY TRUST RECEIVES REVISED OFFER FROM ORIOLE PARTNERSHIP AND MAGAZINE ACQUISITION AND DETERMINES THAT ORIOLE PARTNERSHIP REVISED OFFER IS SUPERIOR

BALTIMORE, Md., February 9, 2006 - The Town and Country Trust (NYSE:TCT), a multifamily real estate investment trust, announced that it had received on February 8, 2006 a revised definitive offer from Oriole Partnership to acquire TCT for $39.50 per share or limited partnership unit of TCT's operating partnership, plus a pro-rata payment in respect of TCT dividends as contemplated by the existing agreement and plan of merger, dated December 19, 2005, among TCT, The TC Operating Limited Partnership, Magazine Acquisition GP LLC, Magazine Acquisition LP and Magazine Acquisition LLC (collectively, "Magazine Acquisition"). The revised definitive offer replaces Oriole Partnership's previous definitive proposal which TCT received on February 4, 2006, and will remain open for acceptance by TCT until 10:00 a.m. on Tuesday, February 14, 2006.


Additionally, TCT announced that prior to receiving the revised Oriole Partnership offer it had received a proposal from Magazine Acquisition to increase to $39.00 per share or limited partnership unit of TCT's operating partnership, plus a pro-rata payment in respect of TCT dividends as payable under TCT's existing merger agreement with Magazine Acquisition.


TCT also announced that its Board of Trustees has determined that Oriole Partnership's revised definitive offer of $39.50 per share is a superior transaction to the merger contemplated by TCT's merger agreement with Magazine Acquisition. Under the terms of TCT's merger agreement with Magazine Acquisition, following the determination by the board that Oriole Partnership's offer is a superior transaction, Magazine Acquisition has three business days, or until 11:59 p.m. on Monday, February 13, 2006, to match Oriole Partnership's offer before TCT's Board of Trustees can change its recommendation with respect to the Magazine Acquisition transaction or terminate the merger agreement with Magazine Acquisition to enter into an agreement with Oriole Partnership relating to its revised definitive offer.


TCT cautioned that no assurances can be given that Oriole Partnership's revised definitive offer will result in a transaction with Oriole Partnership, at the price set forth in its offer or otherwise.


TCT's current merger agreement with Magazine Acquisition (which TCT's Board of Trustees continues to recommend and for which TCT will seek shareholder approval at a special meeting of shareholders to be held on March 9, 2006) provides that each share of TCT common stock and each limited partnership unit of TCT's operating partnership would be exchanged for $33.90 in cash, plus a pro-rata payment in respect of TCT dividends.


ABOUT THE TOWN AND COUNTRY TRUST

TCT is a multifamily real estate investment trust that owns and operates 38 apartment communities with 13,183 apartment homes in the Mid-Atlantic states and Florida. Additional information regarding TCT can be found on TCT 's web site at www.tctrust.com.


MORE INFORMATION

In connection with TCT's solicitation of proxies with respect to the meeting of shareholders called in connection with the proposed merger with Magazine Acquisition, TCT has filed with the SEC a definitive proxy statement which was mailed to shareholders on or around January 30, 2006. SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT DISTRIBUTED TO SHAREHOLDERS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain, free-of-charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. Shareholders may also obtain a free-of-charge copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to The Town and Country Trust, 300 East Lombard Street, Baltimore, Maryland 21202, Attention:
Secretary, telephone: (410) 539-7600, or from TCT's website at www.tctrust.com.

TCT and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders of TCT in favor of the proposed merger with Magazine Acquisition. Information regarding the persons who may be considered "participants" in the solicitation of proxies, including their beneficial ownership of TCT common stock as of January 26, 2005, is set forth in TCT's definitive proxy statement as filed with the SEC. Information regarding the trustees and executive officers of TCT is included in its definitive proxy statements for its 2005 Annual Meetings filed with the SEC in March 2005 and may be obtained free of charge at the SEC's website at www.sec.gov or at TCT's website at www.tctrust.com. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

 FOR FURTHER DETAILS CONTACT THE TOWN AND COUNTRY TRUST:

Harvey Schulweis                                   Joseph Calabrese

Chairman and Chief Executive Officer               (Investor Inquiries)

The Town and Country Trust                         Financial Relations Board

(212) 407-2170                                     (212) 827-3772